EXHIBIT 99.1

HSN, Inc. Reports First Quarter 2011 Results

For the First Quarter 2011:

  HSNi net sales increased 6% with e-commerce sales up 13%
  HSNi Adjusted EBITDA improved 11% to $57.3 million
  Adjusted EPS increased 14% to $0.41

ST. PETERSBURG, Fla., May 4, 2011 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the first quarter ended March 31, 2011 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q1 2011	Q1 2010	Change

Net Sales	$ 724.0	$ 683.2	6%
Non-GAAP:
Adjusted EBITDA	$ 57.3	$ 51.8	11%
Adjusted Net Income	$ 24.4	$ 21.5	14%
Adjusted EPS	$ 0.41	$ 0.36	14%
GAAP:
Operating Income	$ 41.3	$ 37.5	10%
Net Income	$ 20.3	$ 17.7	15%
Diluted EPS	$ 0.34	$ 0.30	13%

HSNi:
Average price point	$ 62.43	$ 59.79	4%
Units shipped (millions)	13.2	12.7	4%
Gross profit margin	35.1%	34.6%	50 bps
Return rate	19.2%	17.4%	(180 bps)
E-commerce net sales % (b)	40.0%	37.6%	240 bps

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) E-commerce net sales as a percent of total HSNi net sales.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

First Quarter 2011 Results vs First Quarter 2010 Results

  HSNi's net sales grew 6% over the prior year to $724.0 million. HSN's net sales increased 1% to $526.2 million which included 7% sales growth at HSN.com. Cornerstone's net sales increased 20% to $197.8 million with e-commerce sales growth of 23%.

  HSNi's Adjusted EBITDA increased 11% to $57.3 million compared to $51.8 million in the prior year. These results were driven by a 6% increase in net sales and a 50 basis point increase in gross profit margin, partially offset by a 6% increase in operating expenses, excluding non-cash charges. Operating income increased 10% to $41.3 million compared to $37.5 million in the prior year.

  Adjusted EPS increased 14% to $0.41 compared to $0.36 in the prior year. GAAP diluted EPS increased 13% to $0.34 compared to $0.30 in the prior year.

"Our focus on maximizing performance through innovative product launches and events, strategic partnerships and increased digital efforts led to HSNi sales growth of 6%, e-commerce sales penetration of 40% and an Adjusted EPS gain of 14%," said Mindy Grossman, CEO of HSN, Inc. "We are committed to positioning our business for long-term success by delivering on our strategy of offering unique products and experiences, deepening customer engagement and accelerating e-commerce growth across the portfolio."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended
	March 31,
	2011	2010	Change
Net Sales
HSN	$ 526.2	$518.9	1%
Cornerstone	197.8	164.3	20%
Total HSNi	$ 724.0	$683.2	6%

Gross Profit
HSN	$ 177.2	$171.6	3%
Cornerstone	76.8	64.9	18%
Total HSNi	$ 254.0	$236.5	7%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 52.2	$ 50.3	4%
Cornerstone	5.1	1.5	244%
Total HSNi	$ 57.3	$ 51.8	11%

Operating Income (Loss)
HSN	$ 40.8	$ 39.3	4%
Cornerstone	0.5	(1.8)	129%
Total HSNi	$ 41.3	$ 37.5	10%

See reconciliation of non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended
	March 31,
	2011	2010	Change
HSN:
Average price point	$ 61.85	$ 59.36	4%
Units shipped (millions)	9.9	9.9	1%
Gross profit margin	33.7%	33.1%	60 bps
Return rate	20.7%	18.2%	(250 bps)
E-commerce net sales % (a)	33.2%	31.6%	160 bps
Cornerstone:
Average price point	$ 64.20	$ 61.28	5%
Units shipped (millions)	3.2	2.8	15%
Gross profit margin	38.8%	39.5%	(70 bps)
Return rate	14.9%	14.7%	(20 bps)
E-commerce net sales % (a)	57.9%	56.6%	130 bps
Catalog circulation (millions)	66.1	58.7	13%

(a) E-commerce net sales as a percent of segment net sales.

HSN Segment Results for the First Quarter 2011

HSN's net sales increased 1% to $526.2 million following strong comparable sales growth the prior year of 9%. The sales growth was driven by electronics and fashion, partially offset by lower sales in fitness and housewares. HSN.com sales increased 7% over the prior year's increase of 15% and represent 33.2% of HSN's net sales, up from 31.6% in the prior year. Average price point and units shipped increased 4% and 1%, respectively.  The return rate increased 250 basis points primarily due to higher than anticipated returns of certain electronics sold in the fourth quarter of 2010 and changes in product mix.

Gross profit increased 3% to $177.2 million. Gross profit margin improved 60 basis points to 33.7% from 33.1%. The increase was primarily attributable to decreased shipping costs due to a new outbound shipping contract.

Adjusted EBITDA increased 4% to $52.2 million compared to $50.3 million in the prior year.  The increase was due to the 3% increase in gross profit, partially offset by a 3% increase in operating expenses, excluding non-cash charges. Operating income was $40.8 million compared to $39.3 million in the prior year.

Cornerstone Segment Results for the First Quarter 2011

Net sales for Cornerstone increased 20% to $197.8 million due to strength at Cornerstone's three largest brands, Frontgate, Ballard Designs and Garnet Hill; as well as investment in catalog circulation and digital marketing. E-commerce sales penetration increased 130 basis points to 57.9%.

Gross profit increased 18% to $76.8 million. Gross profit margin declined 70 basis points to 38.8% from 39.5% in the prior year. The margin decline was primarily attributable to increased promotional activity to drive additional demand and higher inbound freight costs, partially offset by leverage over fixed warehousing costs and the favorable impact of a new outbound shipping contract.

Adjusted EBITDA increased to $5.1 million from $1.5 million. The increase was primarily due to the growth in net sales, partially offset by the decline in the gross profit margin and an increase in selling and marketing costs, particularly catalog production and distribution costs. Operating income was $0.5 million compared to an operating loss of $1.8 million in the prior year.

Liquidity and Capital Resources

As of March 31, 2011, HSNi had cash and cash equivalents of $344.2 million, down from $354.3 million at December 31, 2010. Net cash used in operating activities in the quarter ended March 31, 2011 was $8.3 million compared to $10.0 million in the prior year.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the current macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to improve the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC").  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on May 4, 2011 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, May 18, 2011, by dialing 800-642-1687 or 706-645-9291, plus the passcode 59499214 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including  Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 275 million catalogs annually, operates seven separate e-commerce sites and operates 18 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$ 723,982	$ 683,213
Cost of sales	470,028	446,729
Gross profit	253,954	236,484
Operating expenses:
Selling and marketing	129,817	120,499
General and administrative	58,160	54,439
Production and programming	15,283	14,100
Depreciation and amortization	9,404	9,951
Total operating expenses	212,664	198,989
Operating income	41,290	37,495
Interest expense, net	(7,959)	(8,309)
Income before income taxes	33,331	29,186
Income tax provision	(13,050)	(11,533)
Net income	$ 20,281	$ 17,653

Net income per share:
Basic	$ 0.35	$ 0.31
Diluted	$ 0.34	$ 0.30

Shares used in computing earnings per share:
Basic	58,214	56,800
Diluted	60,338	59,045
HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 344,187	$ 354,259	$ 261,080
Accounts receivable, net	160,700	195,748	143,449
Inventories	307,790	296,390	271,773
Deferred income taxes	27,465	28,801	22,059
Prepaid expenses and other current assets	51,411	42,443	42,231
Total current assets	891,553	917,641	740,592
Property and equipment, net	150,567	154,987	152,045
Intangible assets, net	260,482	260,623	261,045
Other non-current assets	10,872	12,492	16,686
TOTAL ASSETS	$ 1,313,474	$ 1,345,743	$ 1,170,368
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 204,916	$ 244,301	$ 186,462
Current maturities of long-term debt	11,640	5,820	6,349
Accrued expenses and other current liabilities	195,886	216,114	181,843
Total current liabilities	412,442	466,235	374,654
Long-term debt, net of current maturities	297,166	302,938	327,660
Deferred income taxes	77,470	80,203	77,934
Other long-term liabilities	21,271	19,904	14,912
Total liabilities	808,349	869,280	795,160

TOTAL SHAREHOLDERS' EQUITY	505,125	476,463	375,208
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,313,474	$ 1,345,743	$ 1,170,368

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Three Months Ended
	March 31,
	2011	2010

Cash flows from operating activities:
Net income	$ 20,281	$ 17,653
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,404	9,951
Stock-based compensation expense	6,327	4,343
Amortization of cable and satellite distribution fees	839	840
Amortization of debt issuance costs	642	643
Loss on disposition of fixed assets	258	3
Deferred income taxes	(1,397)	1,422
Bad debt expense	5,093	4,882
Excess tax benefits from stock-based awards	(3,511)	(468)
Changes in current assets and liabilities:
Accounts receivable	30,044	33,669
Inventories	(11,400)	(10,300)
Prepaid expenses and other current assets	(8,781)	3,963
Accounts payable, accrued expenses and other current liabilities	(56,106)	(76,610)
Net cash used in operating activities	(8,307)	(10,009)
Cash flows from investing activities:
Capital expenditures	(5,218)	(4,907)
Net cash used in investing activities	(5,218)	(4,907)
Cash flows from financing activities:
Repayment of long-term debt	--	(4,762)
Issuance of common stock, net of withholding taxes	(58)	10,369
Excess tax benefits from stock-based awards	3,511	468
Net cash provided by financing activities	3,453	6,075
Net decrease in cash and cash equivalents	(10,072)	(8,841)
Cash and cash equivalents at beginning of period	354,259	269,921
Cash and cash equivalents at end of period	$344,187	$261,080
Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED EPS TO GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Adjusted EPS	$ 0.41	$ 0.36
Adjusted Net Income	$ 24,444	$21,498
Stock-based compensation expense	(6,327)	(4,343)
Amortization of intangible assets	(141)	(141)
Loss on disposition of fixed assets	(258)	(3)
Impact of income taxes	2,563	642
Net Income	$ 20,281	$17,653
GAAP diluted weighted average shares outstanding	60,338	59,045
GAAP Diluted EPS	$ 0.34	$ 0.30
HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 52,197	$ 5,082	$ 57,279	$ 50,314	$ 1,478	$ 51,792
Stock-based compensation expense	(4,176)	(2,151)	(6,327)	(3,271)	(1,072)	(4,343)
Depreciation and amortization	(7,198)	(2,206)	(9,404)	(7,746)	(2,205)	(9,951)
Loss on disposition of fixed assets	(54)	(204)	(258)	(2)	(1)	(3)
Operating income	$ 40,769	$ 521	41,290	$ 39,295	$ (1,800)	37,495
Interest expense, net			(7,959)			(8,309)
Income before income taxes			33,331			29,186
Income tax provision			(13,050)			(11,533)
Net income			$ 20,281			$ 17,653

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT:  Felise Glantz Kissell (Analysts/Investors)
          727-872-7529
          felise.kissell@hsn.net

          Mia Carbonell (Media)
          917-673-0903
          mia.carbonell@hsn.net